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Exhibit 99.1

FOR IMMEDIATE RELEASE

Yahoo! Reports Fourth Quarter and Fiscal Year 2002
Financial Results

Fourth Quarter Revenues Grow 51 Percent Year Over Year;
Full Year Revenues Grow 33 Percent Over 2001

Fourth Quarter Earnings Per Share of $0.08

SUNNYVALE, Calif.—January 15, 2003—Yahoo! Inc. (Nasdaq: YHOO) today reported results for the fourth quarter and fiscal year ended December 31, 2002. Net revenues for the fourth quarter totaled $285.8 million, a 51 percent increase over the $188.9 million reported in the same period in 2001.

        Net income on a GAAP (Generally Accepted Accounting Principles) basis for the fourth quarter of 2002 was $46.2 million or $0.08 per diluted share, compared with a net loss of $8.7 million or $0.02 per diluted share for the same period in 2001. Assuming the adoption of Financial Accounting Standard No. 142 ("FAS 142") "Goodwill and Other Intangible Assets" had occurred at the beginning of 2001, Yahoo! would have reported a net profit for the fourth quarter of 2001 of $6.8 million or $0.01 per diluted share.

        EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) for the quarter was $85.3 million or 30 percent of net revenues, compared to $11.7 million, or 6 percent of net revenues, for the same period in 2001, which included $16.8 million of restructuring costs. Free cash flow for the fourth quarter of 2002 was $61.4 million compared to a free cash flow loss of $6.4 million for the same period in 2001. Free cash flow is the Company's EBITDA plus non-operating cash income, less taxes paid, investments in working capital and capital expenditures. The Company considers EBITDA and free cash flow to be important measures of the Company's performance because they reflect the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock.

        Net revenues for the year ended December 31, 2002 were $953.1 million, a 33 percent increase over the $717.4 million reported in 2001.

        Reported GAAP income before the cumulative effect of a change in accounting principle for the year ended December 31, 2002 was $106.9 million or $0.18 per diluted share compared to a reported net loss of $92.8 million or $0.16 per diluted share for 2001. The Company's adoption of FAS 142 in the first quarter of 2002 resulted in a non-cash charge of $64.1 million or $0.11 per diluted share recorded as a cumulative effect of a change in accounting principle. Assuming the Company had adopted FAS 142 at the beginning of 2001, reported net loss for the year ended December 31, 2001 before the cumulative effect of a change in accounting principle would have been $36.9 million or $0.06 per diluted share.

        EBITDA for the year ended December 31, 2002 was $206.0 million compared with an EBITDA loss of $18.6 million for 2001, which included $62.2 million of restructuring and acquisition related costs. Free cash flow for the year ended December 31, 2002 was $221.0 million compared to a $26.6 million free cash flow loss in 2001.

        "Over the last twelve months we have executed against a business plan which has taken Yahoo! from a company with tremendous potential to one with multiple strong businesses from which we believe we can continue to build a sustainable long-term future. We experienced growth in both our existing businesses and newer areas and we continue to demonstrate the capability of our business model to generate cash flow and to scale. As we begin 2003 we believe we are in a strong position to continue to deliver profitable, sustainable long-term growth and I'm excited to build on our success in the upcoming year," said Terry Semel, chairman and chief executive officer, Yahoo! Inc.

Business Outlook

        "I am very pleased with the significant progress we have made on our strategic and financial goals in 2002. As we move into 2003, we continue to focus on maximizing long-term free cash flow per share," said Susan Decker, chief financial officer, Yahoo! Inc. "Our long-term financial strategy of attracting significantly more revenue from our growing user base without commensurately increasing our expense appears to be gaining traction. In 2003, we expect strong growth in revenue, profitability, and free cash flow even as we continue to invest in areas that we expect will drive long-term growth."

        The following information is based on current information as of January 15, 2003, and excludes the effects of the pending acquisition of Inktomi.

First Quarter 2003 Outlook:

  •
  Revenues are expected to be between $255 and $275 million for the quarter.

  •
  EBITDA is expected to be between $60 and $70 million for the quarter.

Full Year 2003 Outlook:

  •
  Revenues are expected to be between $1.145 and $1.215 billion for the full year 2003.

  •
  EBITDA is expected to be between $295 and $330 million for the full year 2003.

  •
  Capital Expenditures are expected to be between $70 and $90 million for the full year 2003.

  •
  Depreciation expense is expected to be between $95 and $105 million for the full year 2003.

        Yahoo!'s business outlook as of today is expected to be available on the Company's Investor Relations Web site throughout the current quarter. It is currently expected the full business outlook will not be updated until the release of Yahoo!'s next quarterly earnings announcement; however, Yahoo! may update the full business outlook or any portion thereof at any time.

Fourth Quarter 2002 Financial Highlights

        Revenues: In the fourth quarter of 2002, Yahoo! reported net revenues of $285.8 million, a 51 percent increase from the same period in 2001. Excluding HotJobs related revenues that resulted from the acquisition completed in early 2002, revenues increased 39 percent over the same period in 2001.

        Marketing Services revenues totaled $177.5 million, a 31 percent increase from the same period in 2001. This increase was primarily a result of an increase in revenues from small-to-medium sized companies realized through Yahoo!'s sponsored search services and inside sales organization, partially offset by a decrease in barter revenues.

        Fees and Listings revenues totaled $89.4 million, a 120 percent increase compared to the same period in 2001. Excluding HotJobs revenues, the increase was 65 percent. This increase was primarily driven by the increase in paying customers for Yahoo!'s fee- and listings-based services, including Yahoo! Personals and the new SBC Yahoo! Dial and DSL products.

        Transactions revenues totaled $19.0 million, a 45 percent increase compared to the same period in 2001. This increase was driven primarily by increased commerce transactions enabled on the Yahoo! network and a change in the Company's pricing for the Yahoo! Store platform from a fixed fee- to a transaction-based structure.

        United States revenues for the quarter totaled $242.4 million, a 53 percent increase compared to the same period in 2001. International revenues were $43.4 million, a 45 percent increase compared to the same period in 2001. International revenues represented 15 percent of total revenues for this quarter and 16 percent for the same period in 2001.

        EBITDA: In the fourth quarter of 2002, Yahoo! reported EBITDA of $85.3 million or 30 percent of net revenues, versus $11.7 million or 6 percent of net revenues reported for the same period in 2001. Excluding the $16.8 million in restructuring costs recorded in the fourth quarter of 2001, EBITDA for that period would have been $28.5 million or 15 percent of net revenues. The favorable comparison to the same period in the prior year is primarily the result of the $96.9 million, or 51 percent revenue increase as described above, combined with costs growing at a slower pace. Recurring costs and expenses included in EBITDA increased only $40.1 million or 25 percent, primarily as a result of ongoing costs and expenses associated with HotJobs being brought into Yahoo!'s cost structure, in addition to increases in total compensation related and marketing expenses from investments in areas that the Company believes will drive long-term growth.

        United States EBITDA for the quarter was $82.0 million, or 34 percent of United States net revenues, which compares favorably to $18.0 million, or 11 percent of United States net revenues reported for the same period in 2001. International EBITDA for the quarter was $3.3 million, compared to a $6.3 million EBITDA loss reported for the same period in 2001.

        Depreciation and Amortization: Depreciation expense for the fourth quarter of 2002 was $23.3 million, a $5.7 million increase compared to the same period in 2001. The increase primarily resulted from the HotJobs acquisition and depreciation on the Sunnyvale headquarters facility, which was converted from a synthetic lease to property and equipment during the third quarter of 2002.

        Amortization expense for the fourth quarter of 2002 was $5.9 million, a $12.6 million reduction from the same period in 2001, primarily resulting from the discontinuance of goodwill amortization in accordance with the adoption of FAS 142, partially offset by additional intangible amortization expense as a result of the HotJobs acquisition.

        Other income, net: In the fourth quarter of 2002, Yahoo! reported other income, net, of $20.2 million, which is slightly below the $21.5 million recorded in the same period of 2001 and reflects the decrease in interest income related to a decline in interest rates.

Leading Internet Brand and Global Audience

        Yahoo!'s brand leadership and broad audience support the Company's leadership position and success in efforts to build deeper relationships with consumers. Yahoo! continues to be the Internet brand of choice, ranking No. 1 in brand strength with U.S. consumers according to Brand Asset Valuator® (Young & Rubicam, December 2002), providing a strong basis for increasing consumer loyalty and usage.

        During the quarter, Nielsen//NetRatings (November 2002) ranked Yahoo!'s global network the world's most trafficked Internet destination for the 30th consecutive month, based on unique audience, total time spent, reach, and total page views. In addition, Yahoo! was recognized as the most trafficked Internet brand in the United States, with the greatest breadth of usage, having 20 Yahoo! properties ranked among the top three in their respective vertical categories.

        Yahoo!'s global audience, excluding Yahoo! Japan, was approximately 213 million unique users in December 2002 compared to approximately 188 million in December 2001. In addition, approximately 101 million active registered users, excluding Yahoo! Japan, logged onto Yahoo's global network during December 2002, compared to approximately 74 million in December 2001.

        "Yahoo!'s industry-leading loyal user base continues to grow both in size and in depth. Consumers are expanding their relationship with Yahoo! both in time spent and pages consumed, underscoring one of our key objectives to continue to develop stronger relationships with our audience. As we continue to execute on our strategic and financial goals, we will concentrate on total product quality, superior ease-of-use and increased product relevancy, enabling Yahoo! to further enrich the consumer experience and build on our already strong metrics," said Semel.

Quarterly Conference Call

        Yahoo! will host a conference call to discuss fourth quarter results at 5:00 p.m. Eastern Time today. A live Webcast of the conference call can be accessed through the "What's New" area of the company's Investor Relations Web site at http://docs.yahoo.com/info/investor/. In addition, an archive of the call can be accessed through the "Conference Calls" area at the same site. A replay will be available for 48 hours following the conference call by calling 877-213-9653 or 630-652-3041, reservation number: 6656938.

About Yahoo!

        Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Yahoo! is the No. 1 Internet brand globally and the most trafficked Internet destination worldwide. Headquartered in Sunnyvale, Calif., Yahoo!'s global network includes 25 World properties and is available in 13 languages.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, decreases or delays in advertising spending; the actual increases in demand by customers for Yahoo!'s premium and enterprise services; acceptance of new products and services; general economic conditions; risks related to the integration of recent and pending acquisitions; the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, services, content and distribution. All information set forth in this release and its attachments is as of January 15, 2003, and Yahoo! undertakes no duty to update this information. More information about potential factors that could affect the Company's business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!'s Annual Report on Form 10-K for the year ended December 31, 2002, which will be filed with the SEC in the first quarter of 2003.

# # #

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of
Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:
Diana Lee, Yahoo! Inc., (408) 349-6501, dianalee@yahoo-inc.com
Michael Lynam, Fleishman-Hillard, (415) 318-4109, lynamm@fleishman.com

Investor Relations Contact:
Cathy La Rocca, Yahoo! Inc., (408) 349-5188, cathy@yahoo-inc.com

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net revenues	$285,787	$188,911	$953,067	$717,422
Costs and expenses:
Cost of revenues	42,319	37,301	162,881	157,001
Sales and marketing	115,933	90,768	429,968	383,854
Product development	37,858	30,415	141,766	121,475
General and administrative	27,702	19,524	100,676	77,960
Stock compensation expense	710	989	8,402	9,096
Amortization of intangibles	5,898	18,449	21,186	64,085
Restructuring costs	—	16,771	—	57,471
Acquisition-related costs	—	—	—	4,750

Total costs and expenses	230,420	214,217	864,879	875,692

Income (loss) from operations	55,367	(25,306)	88,188	(158,270)
Other income, net	20,156	21,545	91,588	77,138
Minority interests in operations of consolidated subsidiaries	(985)	(1,465)	(1,551)	(693)

Income (loss) before income taxes and cumulative effect of accounting change	74,538	(5,226)	178,225	(81,825)
Provision for income taxes	28,329	3,433	71,290	10,963

Income (loss) before cumulative effect of accounting change	46,209	(8,659)	106,935	(92,788)
Cumulative effect of accounting change	—	—	(64,120)	—

Net income (loss)	$46,209	$(8,659)	$42,815	$(92,788)

Net income (loss) per share—diluted:
Income (loss) before cumulative effect of accounting change	$0.08	$(0.02)	$0.18	$(0.16)
Cumulative effect of accounting change	—	—	(0.11)	—

Net income (loss) per share—diluted	$0.08	$(0.02)	$0.07	$(0.16)

Shares used in per share calculation—diluted (1)	607,544	571,928	610,060	569,724

(1)
Diluted net loss per share for the three months and year ended December 31, 2001 is computed excluding common share equivalents of 26,316 and 26,821 shares, respectively, as their effect is anti-dilutive.

Supplemental Financial Data (2)
EBITDA	$85,284	$11,724	$205,979	$(18,599)
After tax cash earnings	$76,126	$30,157	$224,726	$54,027
Free cash flow	$61,401	$(6,431)	$221,005	$(26,574)

(2)
In order to fully assess the Company's financial operating results, management believes that EBITDA, After tax cash earnings, and Free cash flow are appropriate measures of the operating performance of the Company. However, this supplementary financial data should be considered in addition to, not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Yahoo! Inc.
Notes to Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net revenues for groups of similar services:
Marketing services	$177,454	$135,168	$581,563	$538,771
Fees and listings	89,365	40,700	301,499	146,445
Transactions	18,968	13,043	70,005	32,206

Total net revenues	$285,787	$188,911	$953,067	$717,422

Net revenues by segment:
United States	$242,386	$158,882	$806,598	$594,332
International	43,401	30,029	146,469	123,090

Total net revenues	$285,787	$188,911	$953,067	$717,422

EBITDA (1):
Reported income (loss) before cumulative effect of accounting change	$46,209	$(8,659)	$106,935	$(92,788)
Other income, net	(20,156)	(21,545)	(91,588)	(77,138)
Minority interests in operations of consolidated subsidiaries	985	1,465	1,551	693
Provision for income taxes	28,329	3,433	71,290	10,963

Reported income (loss) from operations	55,367	$(25,306)	$88,188	$(158,270)

Depreciation and amortization	29,207	36,041	109,389	130,575
Stock compensation expense	710	989	8,402	9,096

EBITDA	$85,284	$11,724	$205,979	$(18,599)

EBITDA by segment:
United States	$82,024	$18,021	$212,721	$16,611
International	3,260	(6,297)	(6,742)	(35,210)

EBITDA	$85,284	$11,724	$205,979	$(18,599)

After tax cash earnings (1):
Reported income (loss) before cumulative effect of accounting change	$46,209	$(8,659)	$106,935	$(92,788)
Depreciation and amortization	29,207	36,041	109,389	130,575
Stock compensation expense	710	989	8,402	9,096
Goodwill amortization of Yahoo! Japan equity investment	—	1,786	—	7,144

After tax cash earnings	$76,126	$30,157	$224,726	$54,027

Free cash flow (2):
After tax cash earnings	$76,126	$30,157	$224,726	$54,027
Noncash taxes	21,963	(4,055)	60,406	2,003
Earnings in equity interests	(6,974)	(3,600)	(22,301)	(11,500)
Minority interests in operations of consolidated subsidiaries	985	1,465	1,551	693
Change in working capital	(14,027)	(16,056)	8,176	14,414
Acquisition of property and equipment	(16,672)	(14,342)	(51,553)	(86,211)

Free cash flow	$61,401	$(6,431)	$221,005	$(26,574)

(1) For the periods identified above, EBITDA includes the following significant pre-tax nonrecurring items:
Restructuring costs	$—	$16,771	$—	$57,471
Acquisition-related costs	—	—	—	4,750
In addition to the above, After tax cash earnings includes the following significant pre-tax nonrecurring items within Other income, net:
Investment gains (losses), net	$(152)	$879	$2,189	$(26,623)
Contract termination fees, net	—	—	1,661	9,000
(2)
Defined as After tax cash earnings before noncash taxes, earnings in equity interests, and minority interests in operations of consolidated subsidiaries and after the change in working capital and acquisition of property and equipment.

Yahoo! Inc.
Unaudited Consolidated Summary Balance Sheet Data
(in thousands)

	December 31, 2002	December 31, 2001
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,534,038	$1,471,993
Accounts receivable, net	113,612	68,648
Restricted investments	—	258,662
Property and equipment, net	371,272	131,648
Goodwill	415,225	192,987
Intangible assets, net	96,252	19,457
Other assets, net	259,782	235,951

Total assets	$2,790,181	$2,379,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$276,313	$249,115
Deferred revenue	135,501	109,402
Long term liabilities	84,541	23,806

Total liabilities	496,355	382,323

Minority interests in consolidated subsidiaries	31,556	30,006
Stockholders' equity	2,262,270	1,967,017

	$2,790,181	$2,379,346

Yahoo! Inc.
Unaudited Consolidated Summary Cash Flows Data
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$46,209	$(8,659)	$42,815	$(92,788)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,207	36,041	109,389	130,575
Tax benefits from stock options	21,963	(4,055)	60,406	2,003
Noncash restructuring costs	—	3,132	—	14,790
Cumulative effect of accounting change	—	—	64,120	—
Earnings in equity interests	(6,974)	(1,814)	(22,301)	(4,356)
Minority interests in operations of consolidated subsidiaries	985	1,465	1,551	693
Change in long term deferred revenue	—	—	30,000	—
Other noncash items	1,995	2,929	8,292	41,519
Change in working capital	(14,027)	(16,056)	8,176	14,414

Net cash provided by operating activities	79,358	12,983	302,448	106,850

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(16,672)	(14,342)	(51,553)	(86,211)
Purchases of equity securities	—	(1,800)	(7,649)	(11,275)
Sales of equity securities	727	8,921	21,392	23,280
Increase in restricted cash and investments	—	—	—	(228,662)
Acquisitions, net of cash acquired	—	—	(189,168)	(14,478)

Net cash used in investing activities	(15,945)	(7,221)	(226,978)	(317,346)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	39,575	21,006	78,190	83,875
Repurchase of Capital Stock	—	—	(100,000)	(59,988)
Other	381	(8,771)	8,385	(64)

Net cash provided by (used in) financing activities and other	39,956	12,235	(13,425)	23,823

Net change in cash, cash equivalents, and marketable debt securities	103,369	17,997	62,045	(186,673)
Cash, cash equivalents, and investments in marketable debt securities at beginning of period	1,430,669	1,453,996	1,471,993	1,658,666

Cash, cash equivalents, and investments in marketable debt securities at end of period	$1,534,038	$1,471,993	$1,534,038	$1,471,993

Supplemental noncash investing activity:
Acquisition of property and equipment funded through restricted investments	$—	$—	$258,662	$—

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  Exhibit 99.1